Exhibit 11


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Part B constituting part of this Post-Effective Amendment No. 2 to the registration statement on Form N-1A (the "Registration Statement") of The Premium Portfolios of our report dated February 4, 1997, relating to the financial statements and financial highlights of Small Cap Equity Portfolio appearing in the December 31, 1996 Annual Report of Landmark Small Cap Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services" in Part B.

Price Waterhouse


Chartered Accountants
Toronto, Ontario
April 28, 1997